Exhibit 99.1

Carrols Restaurant Group, Inc. Announces Offering of Senior Secured Second Lien Notes

by its Subsidiary Fiesta Restaurant Group, Inc.

Syracuse, New York – Carrols Restaurant Group, Inc. (NASDAQ: TAST), the parent company of Carrols Corporation (“Carrols”), announced today that its indirect wholly-owned subsidiary, Fiesta Restaurant Group, Inc. (“Fiesta Restaurant Group”), plans to offer, in a private placement, senior secured second lien notes in the aggregate amount of approximately $200 million. Fiesta Restaurant Group owns and operates the Pollo Tropical and Taco Cabana restaurant businesses. The senior secured second lien notes will be senior secured obligations of Fiesta Restaurant Group and will be guaranteed by its material subsidiaries.

Concurrently with the consummation of the private placement of the senior secured second lien notes of Fiesta Restaurant Group, Carrols LLC, a wholly owned subsidiary of Carrols, also plans to enter into a new $85 million senior credit facility providing for term loan borrowings of $65 million and a $20 million revolving credit facility. Fiesta Restaurant Group intends to use the net proceeds of the private placement of the senior secured second lien notes, and Carrols LLC intends to use the term loan borrowings from its new proposed senior credit facility, to distribute funds to Carrols to enable Carrols to (i) repurchase Carrols’ outstanding 9% senior subordinated notes due 2013 tendered pursuant to a tender offer (or through a redemption of the notes not tendered in the tender offer), and pay the related tender premium, (ii) repay outstanding borrowings under the existing Carrols senior credit facility and (iii) pay related fees and expenses. Carrols outstanding 9% senior subordinated notes due 2013 are subject to a previously announced cash tender offer and related consent solicitation to amend the indenture governing such notes.

The senior secured second lien notes of Fiesta Restaurant Group will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S under the Securities Act. The senior secured second lien notes of Fiesta Restaurant Group will not be registered under the Securities Act and may not be offered or sold in the U.S. or to U.S. persons absent registration or an applicable exemption from registration requirements.

This press release is for informational purposes only and is not (i) an offer to sell or a solicitation of an offer to purchase the senior secured second lien notes of Fiesta Restaurant Group, or (ii) an offer to purchase or a solicitation of an offer to sell, Carrols’ outstanding 9% senior subordinated notes due 2013. This press release also is not a solicitation of consents to the proposed amendments to the indenture.